EXHIBIT 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797

                         ------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com



                                  PRESS RELEASE
                                  -------------

Release Date:
-------------
February 20, 2007
                                                 For Further Information:
                                                 ------------------------

                                                 A. David Evans, President/CEO
                                                 318-377-0523
                                                 E-mail-david@mblminden.com
                                                 --------------------------



                                                 Becky T. Harrell, Treasurer/CFO
                                                 318-377-0523
                                                 E-mail-becky@mblminden.com
                                                 --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 4th QUARTER OF
            FISCAL 2006, ITS EIGHTEENTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - February 20, 2007-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today
-------------------------------------------------------------------------
reported net income for the quarter ended December 31, 2006 of $365,000 or $.26 per diluted share, as compared to net income of $363,000 for the quarter ended December 31, 2005. The 2,000 or .6% increase reflects an increase in both interest income and expense, an increase in provision for loan losses, and increases in other income and expenses. The increases in other income and expense include the insurance agency that was acquired in January of 2006.

For the year ended December 31, 2006, net income decreased by $23,000 or 1.7% to
1.34 million or $.95 per diluted share as compared to the prior year. The decrease during the year 2006 primarily reflects an increase in interest expense, provision for loan losses, and other expenses partially offset by increases in both interest and other income.

Commenting on the year, President and CEO, A. David Evans, stated, "The year 2006 was a good year for Minden Bancorp. Challenges presented by historically low margins between long

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and short term rates  were met and  managed  profitably.  Our  insurance  agency acquired in 2006 provided additional business for the holding company. In 2007, we will open our new main bank at 100 MBL Bank Drive in Minden and retain our present location as our first branch. Since becoming a public company in 2002, we have continued to grow and serve our customers with excellent service and convenience."

At December 31, 2006, Minden Bancorp, Inc. had total assets of 116.0 million, a 4.2% increase from total assets of $111.3 million at December 31, 2005. The increase primarily reflects the growth of the loan portfolio and premises and equipment partially offset by a decrease in investment securities. The growth was funded by deposits and borrowings. At December 31, 2006, stockholders' equity amounted to 20.2 million or $15.23 per share compared to 19.0 million or $14.36 per share at December 31, 2005.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank and Woodard Walker Insurance Agency. The bank is a 96 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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                              MINDEN BANCORP, INC.

                     UNAUDITED CONDENSED STATEMENT OF INCOME
                    (in thousands except for per share data)

                                       Three Months            Twelve Months
                                          Ended                    Ended
                                       December 31,             December 31,
                                   ---------------------   ---------------------
                                     2006         2005        2006        2005
                                   ---------   ---------   ---------   ---------

Interest income, including fees    $   1,913   $   1,680   $   7,412   $   6,437
Interest expense                         884         625       3,229       2,143
                                   ---------   ---------   ---------   ---------
Net interest income                    1,029       1,055       4,183       4,294

Provision for loan losses                 27          --          95          --
Other income                             214          81         852         321
Other expenses                           685         610       2,937       2,575
                                   ---------   ---------   ---------   ---------
Income before taxes                      531         526       2,003       2,040
Income tax expense                       166         163         664         678
                                   ---------   ---------   ---------   ---------
Net income                         $     365   $     363   $   1,339   $   1,362


Basic earnings per share           $    0.28   $    0.27   $    1.01   $    1.03
Fully diluted earnings per share   $    0.26   $    0.26   $    0.95   $    0.97



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                              MINDEN BANCORP, INC.

                        UNAUDITED SELECTED FINANCIAL DATA
                                 (in thousands)



                                                              December 31,
                                                       -------------------------
                                                         2006             2005
                                                       --------         --------

Total assets                                           $115,966         $111,294

Cash and cash equivalents                                 3,246            4,032

Investment securities                                    28,519           31,367

Loans receivable - net                                   74,963           70,117

Deposits                                                 75,523           70,821

Total borrowings                                         19,000           20,500

Total stockholders' equity                               20,160           19,018


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